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                                                                      EXHIBIT 10



NEW                                NOTICE OF WITHDRAWAL
   ENGLAND
      VARIABLE

                                   New England Variable Life
[Owner's Name]                     Insurance Company

[Owner's Address]                  501 Boylston Street
                                   Boston, Massachusetts 02117

                                   [Date of Mailing]

                              RE:  [Contract Number
                                   Insured's Name
                                   Plan Name
                                   Premium/Mode
                                   Annualized Premium]

This notice is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have recently purchased a variable life insurance contract from New England Variable Life Insurance Company ("NEVLICO") under which benefits depend on the investment experience of New England Variable Life Separate Account ("Account"). You have, pursuant to requirements of the SEC and your contract, the right to examine and return your contract for cancellation, and receive a full refund of all premiums paid, at any time within 10 days from delivery of the contract or 45 days from the date of Part 1 of the application, whichever is later, but in any event you have until 10 days from the date of mailing of this notice, as determined by its post mark, to return the contract for cancellation.

In determining whether or not to exercise your right, you should consider, among other things, the projected cost of your contract and your ability to make the scheduled payments as they become due. Your contract provides for payments as stated above. Also you have already been furnished a prospectus which describes the deductions from premiums before amounts are allocated to the Account. These are:

     For sales load, a deduction which will not exceed the following percentages of the premium (exclusive of the annual deduction for administrative expenses described below and premiums paid for extra mortality risks and optional insurance benefits, if any): The sales charge made by NEVLICO will not be greater than 20% of the basic gross premium payments during the first policy year plus 12% of the basic gross premium payments made for the second through fourth policy years. The charge will also not exceed 9% of all basic gross premium payments during the period equal to the lesser of 20 years or the expected life of the insured based on the 1958 Commissioners Standard Ordinary Mortality Table made from premiums in the following percentages for designated expenses.
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     For administrative expenses, deductions will be made from premiums in the following percentages for designated expenses: NEVLICO charges $35 in each policy year for administrative expenses. For a Policy under which premiums are payable more frequently than annually, this charge will be greater to an extent dependent on the premium payment schedule chosen; however, this charge will not exceed $48.

Should you decide to exercise this right of cancellation, complete the enclosed form and form and return your contract in accordance with the enclosed instructions, post marked on or before the latest date permitted for cancellation as described above.


                                                      Kernan F. King
                                                      Secretary
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                                  Instructions

                             Please Read Carefully

To the Contract Owner:

If, after reading the enclosed note, you elect to return your contract for cancellation you must:

     1.  Sign and date the bottom of this form.

     2. Mail the form together with your contract (if received by you) to: New England Variable Life Insurance Company
         501 Boylston Street
         Boston, Massachusetts 02117

     3. The post mark on the envelope must be on or before the latest date permitted for cancellation as described in the attached letter.

     4. Please check the box below if you have not yet received your contract when mailing this card.

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To:  New England Variable Life Insurance Company

Pursuant to the terms of the notice previously furnished me by New England Variable Life Insurance Company I hereby return the contract numbered below for cancellation and request a full refund of the premium paid by me for the contract.


_____________________                    ____________________________
     Date                                Signature of Contract Owner


                                         ____________________________
                                         Contract Number


[_] I have not yet received the contract and should it be received I will return it to New England Variable Life Insurance Company.